UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8200 E. Maplewood Ave., Suite 100
Greenwood Village, CO 80111
 (Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2018, StarTek, Inc., a Delaware corporation (the “Company”), and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (“CSP Alpha Holdings”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which CSP Alpha Holdings purchased, and the Company issued and sold, 368,098 shares (the “Purchased Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $6.52 per share, or a total purchase price of $2,400,000. The Company intends to use the proceeds for general corporate purposes. Prior to the transactions contemplated by the Securities Purchase Agreement, CSP Alpha Holdings owned 20,766,667 shares of Common Stock, representing approximately 56% of the Company’s outstanding Common Stock. The Securities Purchase Agreement and the transactions contemplated thereby were approved by the Audit Committee of the Company’s Board of Directors, which is comprised exclusively of independent directors unaffiliated with CSP Alpha Holdings. The purchase price for the Purchased Shares is equal to the closing sale price of the Common Stock on the New York Stock Exchange on December 12, 2018, which was the date of Audit Committee approval. The description of the Securities Purchase Agreement set forth herein is qualified in its entirety by reference to the Securities Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

The following exhibit is filed herewith:

10.1	Securities Purchase Agreement, dated as of December 13, 2018, by and between StarTek, Inc. and CSP Alpha Holdings Parent Pte Ltd

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: December 14, 2018	By:	/s/ Lance Rosenzweig
Lance Rosenzweig
Chief Executive Officer